Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated May 19, 2009

Relating to Preliminary Prospectus Supplement dated May 18, 2009 and Prospectus dated April 27, 2007

Registration No. 333-142123

36,500,000 Shares

Common Shares

ISSUER FREE WRITING PROSPECTUS

Gastar Exploration Announces Continued Marketing of Public

Offering of 36,500,000 Common Shares

HOUSTON, May 19, 2009 – Gastar Exploration Ltd. (the “Company”) (NYSE Amex: GST and TSX: YGA) today announced that it is continuing to market its previously announced underwritten public offering of 36,500,000 common shares to purchasers in the United States. The Company intends to price the offering prior to or following the close of trading on the NYSE Amex on May 19, 2009 or at a later date of its choice.

Johnson Rice & Company L.L.C. is acting as the sole underwriter of the offering. The offering will be made by means of a prospectus supplement and accompanying base prospectus, copies of which may be obtained from Johnson Rice & Company L.L.C., at 639 Loyola Avenue, Suite 2775, New Orleans, LA 70113, or by phone at (504) 525-3767. An electronic copy of the preliminary prospectus supplement and accompanying base prospectus may also be obtained at no charge at the U.S. Securities and Exchange Commission’s website at www.sec.gov. Before you invest, you should read the prospectus and the prospectus supplement, the registration statement, the documents incorporated by reference therein and other documents that the Company has filed with the U.S. Securities and Exchange Commission for more complete information about the Company and this offering.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement, which form part of a filed and effective registration statement on Form S-3.

About Gastar Exploration

Gastar Exploration Ltd. is an independent energy and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and the Marcellus Shale play in West Virginia and Pennsylvania. The Company’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6.0 million gross acres controlled by the Company and its joint development partners in Australia’s Gunnedah Basin, located in New South Wales.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.

The NYSE Amex and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS AND A PROSPECTUS SUPPLEMENT) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AND THE APPLICABLE PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CALLING (504) 584-1231.